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                                                                     Exhibit 2.6



                            INDEMNIFICATION AGREEMENT

                                  by and among

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST,

                             PREIT ASSOCIATES, L.P.,

                            CROWN INVESTMENTS TRUST,

                       CROWN AMERICAN INVESTMENT COMPANY,

                              MARK E. PASQUERILLA,

                                       and

                  CROWN DELAWARE HOLDING COMPANY, as Guarantor



                            Dated as of May 13, 2003




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                            INDEMNIFICATION AGREEMENT


         THIS INDEMNIFICATION AGREEMENT (this "Agreement"), dated as of May 13, 2003, and effective as of the Effective Time (as defined in the Merger Agreement), is entered into by and among PENNSYLVANIA REAL ESTATE INVESTMENT TRUST, a Pennsylvania business trust ("PREIT"), PREIT ASSOCIATES, L.P., a Delaware limited partnership ("PREIT Partnership"), CROWN INVESTMENTS TRUST, a Delaware business trust ("CIT"), and CROWN AMERICAN INVESTMENT COMPANY, a Delaware corporation ("CAIC") (CIT and CAIC are hereafter referred to collectively as the "Indemnifying Group"), MARK E. PASQUERILLA, an individual and resident of Pennsylvania ("Shareholder"), and CROWN DELAWARE HOLDING COMPANY, A Delaware corporation ("CDHC") ("Guarantor").

                                R E C I T A L S:

                  A. Pursuant to the Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") by and among PREIT, PREIT Partnership, Crown American Realty Trust ("Crown") and Crown American Properties, L.P. ("Crown Partnership"), the parties to the Merger Agreement have agreed, among other things, that Crown shall merge with and into PREIT (the "Merger").

                  B. Shareholder is the chief executive officer of Crown, and owns, directly or indirectly 100% of the outstanding ownership interests in CIT, CAIC and Guarantor.

                  C. Shareholder and the Indemnifying Group collectively own, directly or indirectly, (a) approximately 16% of the outstanding common shares of Crown; (b) approximately 0.5% of the outstanding 11% Senior Preferred Shares of Crown; and (c) approximately 24% of the outstanding common units of Crown Partnership.

                  D. On March 31, 2003, CIT, on the one hand, and Crown American Financing Partnership, L.P. ("CAFP") and Crown Partnership, on the other hand, entered into the Third Amendment to the Amended and Restated Cash Flow Support Agreement (the "3rd Amendment to CFSA"). On the date hereof, CIT, on the one hand, and Crown Partnership and CAFP, on the other hand, entered into the Fourth Amendment to the Amended and Restated Cash Flow Support Agreement (the "4th Amendment to CFSA").

                  E. On March 31, 2003, CIT and Crown Partnership entered into an agreement (the "Oak Ridge Agreement"), pursuant to which CIT purchased from Crown Partnership the property known as Oak Ridge Mall.


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                  F. Concurrently with the execution of this Agreement, CIT and
Crown Partnership have entered into an agreement (the "Exchange Agreement"), pursuant to which CIT has agreed to convey certain out-parcels to Crown Partnership in exchange for the conveyance of the property known as Pasquerilla Plaza by Crown Partnership to CIT.

                  G. As an inducement to PREIT and PREIT Partnership to consummate the Merger, Shareholder, the Indemnifying Group and Guarantor have agreed to enter into this Indemnification Agreement.

                  NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                  DEFINED TERMS

                  Any capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

                                    ARTICLE 2

                                 INDEMNIFICATION

                  2.1      Agreement of Indemnifying Group to Indemnify.

                  (a) Subject to the conditions and provisions of this Article 2, each member of the Indemnifying Group, during the Indemnity Period (as defined below) hereby agrees, jointly and severally, to indemnify, defend and hold harmless PREIT, PREIT Partnership and each of their respective Affiliates, employees, representatives, agents, officers and directors (collectively, the "PREIT Indemnified Persons") from, against and in respect of the following, in each case to the extent arising from or relating to the period between January 1, 2000 and the Closing Date of the Merger (but not including the Merger or the other transactions contemplated by the Merger Agreement other than to the extent expressly provided below):

                           (i) any Claims sustained or suffered by any PREIT
Indemnified Person to the extent arising, directly or indirectly, in whole or in part, from or as a consequence of the 3rd Amendment to CFSA or the 4th Amendment to CFSA;



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                           (ii) any Claims sustained or suffered by any PREIT
Indemnified Person to the extent arising, directly or indirectly, in whole or in part, from or as a consequence of the Oak Ridge Agreement;

                           (iii) any Claims sustained or suffered by any PREIT
Indemnified Person to the extent arising, directly or indirectly, in whole or in part, from or as a consequence of the Exchange Agreement; and

                           (iv) any Claims sustained or suffered by any PREIT
Indemnified Person to the extent arising, directly or indirectly, in whole or in part, from or as a consequence of any relationship or related transaction or series of related transactions entered into or modified since January 1, 2000, involving Crown or any Crown Subsidiary, on the one hand, and Shareholder or any member of the Indemnifying Group, on the other hand, which fall within the matters described in Item 404 of Regulation S-K under the Securities Act, as in effect on the date hereof.

                  For purposes of this Agreement, "Indemnity Period" means the period beginning from the Closing Date of the Merger and ending on the Indemnity Notice Date (as hereafter defined). For purposes of this Agreement, "Claims" means all demands, claims, actions or causes of action, assessments, suits, proceedings (including litigation and arbitration proceedings), demands, judgments, losses, obligations, damages, liabilities, interest, penalties, and reasonable costs and expenses, including without limitation, reasonable attorneys', accountants' and other professional fees and disbursements.

                  (b) Shareholder and each of the members of the Indemnifying Group hereby irrevocably waive any and all right to recourse against PREIT, PREIT Partnership and each of their respective Affiliates, employees, representatives, agents, officers and directors with respect to any Claim for which indemnification is required under or pursuant to this Agreement. Shareholder and the Indemnifying Group shall not be entitled to contribution from, subrogation to, or recovery against PREIT, PREIT Partnership or any of their respective Affiliates, employees, representatives, agents, officers and directors with respect to any Claim for which indemnification is required under or pursuant to this Agreement.

                  2.2      Conditions of Indemnification.

                  The obligations and liabilities of the Indemnifying Group hereunder with respect to their joint and several indemnities pursuant to this
Article 2, resulting from any Claim shall be subject to the following terms and conditions:

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                  (a) Notwithstanding anything in this Agreement to the
contrary, unless this Agreement is terminated pursuant to Article 6 hereof, the obligations of the Indemnifying Group under this Article 2 shall terminate and be extinguished forever on the second anniversary of the Closing Date of the Merger (the "Indemnity Notice Date"), unless and to the extent written notice of a Claim that arose on or prior to such date has been asserted on or prior to such date, which notice shall describe such Claim with reasonable specificity. If such timely written notice of a Claim has been made, the indemnity obligations of the Indemnifying Group shall continue beyond the Indemnity Notice Date, but only with respect to such Claim and only until the earlier of (i) the date such Claim is satisfied or otherwise finally resolved, (ii) if final legal action is taken with respect to such Claim during the Indemnity Period, the date on which such Claim is satisfied or otherwise finally resolved, or (iii) with respect to a Claim for which no legal action has been taken during the Indemnity Period, twelve (12) months after the date on which the last settlement or other substantive discussions have taken place with respect to such Claim, but in no event more than thirty-six (36) months after the end of the Indemnity Period.

                  (b) The cumulative aggregate obligation of the Indemnifying Group under this Article 2 shall not exceed Six Million Dollars ($6,000,000.00) (the "Indemnification Cap").

                  (c) Any of the PREIT Indemnified Persons proposing to assert the right to be indemnified under this Agreement shall, promptly after receipt of notice of commencement of any action against such PREIT Indemnified Persons in respect of which a Claim is to be made under this Agreement against the Indemnifying Group, notify the Indemnifying Group of the commencement of such action, enclosing a copy of all papers served; provided, however, that the failure so to notify an Indemnifying Group prior to the end of the Indemnity Period shall not relieve the Indemnifying Group from any liability which it or he may have under this Agreement (except to the extent such failure to notify materially prejudices the Indemnifying Group's ability to defend such Claim) or from any liability which the Indemnifying Group may otherwise have. If any such action is brought against any of the PREIT Indemnified Persons and such PREIT Indemnified Persons notify the Indemnifying Group of its commencement in accordance with and subject to the terms of Section 2.2(a) hereof, the


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Indemnifying Group shall be entitled to participate in and, to the extent that the members of the Indemnifying Group elect by delivering written notice to such PREIT Indemnified Persons promptly after receiving notice of the commencement of the action from the PREIT Indemnified Persons, to assume the defense of the action and after notice from the Indemnifying Group to the PREIT Indemnified Persons of their election to assume the defense, the Indemnifying Group will not be liable to the PREIT Indemnified Persons for any legal or other expenses except as provided below. If the Indemnifying Group assumes the defense, the Indemnifying Group shall have the right to settle such action without the consent of the PREIT Indemnified Persons; provided, however, that the Indemnifying Group shall be required to obtain such consent if the settlement includes (i) any admission of wrongdoing on the part of the PREIT Indemnified Persons, (ii) any decree or restriction on the PREIT Indemnified Persons, or
(iii) an obligation of the PREIT Indemnified Persons to pay any money that is not otherwise indemnified by the Indemnifying Group; provided further, however, that no member of the Indemnifying Group, in the defense of any such action shall, except with the consent of the PREIT Indemnified Persons, consent to entry of any judgment or enter into any settlement that (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such PREIT Indemnified Persons of a release from all liability with respect to such action, or (ii) contains obligations other than with respect to the payment of money. The PREIT Indemnified Persons shall have the right to employ their own counsel in any such action, but the fees, expenses and other charges of such counsel shall be at the expense of such PREIT Indemnified Persons unless (i) the employment of counsel by the PREIT Indemnified Persons has been authorized in writing by the Indemnifying Group, (ii) the PREIT Indemnified Persons have reasonably concluded (based on written advice of counsel to the PREIT Indemnified Persons) that there may be legal defenses available to them that are different from or in addition to and inconsistent with those available to the Indemnifying Group, (iii) a conflict or potential conflict exists (based on written advice of counsel to the PREIT Indemnified Persons) between the PREIT Indemnified Persons and the Indemnifying Group (in which case the Indemnifying Group will not have the right to direct the defense of such action on behalf of the PREIT Indemnified Persons) or (iv) the Indemnifying Group have not in fact employed counsel to assume the defense of such action within a reasonable time (not to exceed 10 days) after receiving notice of the commencement of the action


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from the PREIT Indemnified Persons, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Group and shall promptly be paid by each member of the Indemnifying Group as they become due and payable in advance of the final disposition of the claim, action, suit, proceeding or investigation to the fullest extent and in the manner permitted by law; provided, however, that in no event shall any contingent fee arrangement be considered reasonable. Notwithstanding the foregoing, the Indemnifying Group shall not be obligated to advance any expenses or costs prior to receipt of an undertaking by or on behalf of the PREIT Indemnified Persons to repay any expenses advanced if it shall ultimately be determined that the PREIT Indemnified Persons are not entitled to be indemnified against such expense pursuant to the last sentence of this Section 2.2(c). It is understood that the Indemnifying Group shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such PREIT Indemnified Persons unless (a) the employment of more than one counsel has been authorized in writing by the Indemnifying Group, (b) any of the PREIT Indemnified Persons have reasonably concluded (based on written advice of counsel to the PREIT Indemnified Persons) that there may be legal defenses available to them that are different from or in addition to and inconsistent with those available to other PREIT Indemnified Persons, or (c) a conflict or potential conflict exists (based on written advice of counsel to the PREIT Indemnified Persons) between any of the PREIT Indemnified Persons and the other PREIT Indemnified Persons, in each case of which the Indemnifying Group shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels on the same basis as provided in the immediately preceding sentence. Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Group (i) shall not be liable for any settlement effected without their prior written consent and (ii) shall not have any obligation hereunder to any PREIT Indemnified Persons to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. In the event of a final and non-appealable determination by a court that any payment of expenses is prohibited by applicable law, the PREIT Indemnified Persons shall promptly refund to the Indemnifying Group the amount of all such expenses theretofore advanced pursuant hereto.

                  (d) To the extent an indemnification payment pursuant to this
Article 2 shall be reduced by withholding Taxes or causes any Taxes to be payable by a PREIT Indemnified Person with respect to such payment without such PREIT Indemnified Person having received a corresponding reduction in Taxes with respect to the Claim for which the indemnification payment was made, the Indemnifying Group shall increase the gross amount of such payment by a sufficient amount so that the net balance held by the PREIT Indemnified Person, after imposition of such withholding Taxes or Taxes payable with respect to such payment, equals the amount of the indemnity payment to which the PREIT Indemnified Person is entitled pursuant to this Article 2.

                  (e) No member of the Indemnifying Group shall be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the PREIT Indemnified Person has otherwise actually and properly received payment of such amounts under any insurance policy.



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                  (f) The parties hereto agree that to the extent the
Indemnifying Group collectively shall not have sufficient funds available when required to make an indemnification payment pursuant to this Article 2, other than through a sale of PREIT or PREIT Partnership securities that would otherwise violate the terms of the shareholder agreement to be entered into by and among Mark E. Pasquerilla, Crown Partnership, CIT, CAIC, CDHC, PREIT and PREIT Partnership in connection with the Merger (the "Shareholder Agreement"), the Indemnifying Group shall be permitted to sell the minimum number of PREIT or PREIT Partnership securities necessary, when taken together with all other funds available to the members of the Indemnifying Group, to make such indemnification payment.

                  2.3          Reimbursement and Insurance; Release.

                  (a) The PREIT Indemnified Persons hereby expressly acknowledge that it is the intent of the parties that this Agreement will in no way affect Shareholder's right to coverage under (i) PREIT's trustees', directors' and officers' liability insurance coverage in his capacity as a trustee of PREIT,
(ii) the trustees', directors' and officers' insurance coverage provided by PREIT for the trustees and officers of Crown pursuant to Section 5.9 of the Merger Agreement, or (iii) the trustee's, directors' and officers' insurance coverage available to Crown and the Indemnifying Group.

                  (b) The PREIT Indemnified Persons hereby expressly covenant and agree to use commercially reasonable efforts to seek coverage of any matters indemnifiable hereunder from any insurance policies of the PREIT Indemnified Persons in effect on the date of such Claim and agree to cooperate with the Indemnifying Group in any and all of its efforts to seek coverage of any matters indemnifiable hereunder from such insurance policies available to the Indemnifying Group, in each case including coverage under any trustees', directors' and officer's liability policies. Notwithstanding the foregoing, the PREIT Indemnified Persons shall not be required to file any action, suit or proceeding against any applicable insurance carriers to pursue coverage unless and until the Indemnifying Group expressly agrees in writing to pay all fees and expenses of counsel employed in connection therewith. The obligations of the PREIT Indemnified Persons pursuant to this Section 2.3(b) shall terminate effective at the end of the Indemnity Period, unless, and to the extent there is an insurance claim outstanding that has been filed under such insurance policies no later than 90 days after the Indemnity Notice Date.

                  2.4 No Indemnification. Neither Shareholder nor any member of the Indemnifying Group shall seek any indemnification or exculpation from PREIT or PREIT Partnership or any of their Affiliates for any threatened or actual claim, action, suit, proceeding or investigation to the extent that any member of the Indemnifying Group must indemnify PREIT or PREIT Partnership pursuant to this Agreement.



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                  2.5 Release of Indemnifying Group and Shareholder. Effective
at the end of the Indemnity Period, the Indemnified Parties shall release and forever discharge the Indemnifying Group, Shareholder and their respective Affiliates from any and all Claims relating to or arising from the matters covered by Section 2.1(a); provided, however, that such release and discharge shall not apply with respect to any Claims for which notice has been provided pursuant to Section 2.2 prior to the Indemnity Notice Date.

                  2.6 Guarantee of Indemnification Obligations. If any payment required to be made by the Indemnifying Group pursuant to this Agreement is not made by the Indemnifying Group within thirty (30) days after such payment is required to be made to the PREIT Indemnified Persons hereunder, then the Guarantor shall assume all obligations of the Indemnifying Group under Article 2 hereof, including without limitation to make any such outstanding payments hereunder.

                                    ARTICLE 3

                        PAYMENT UPON RESALE OF OAK RIDGE

                  3.1 Payment Obligation. In the event that, during the period beginning on the date hereof and ending on the sixth anniversary of the consummation of the Merger, unless this Agreement has terminated pursuant to
Article 6 hereof, CIT shall consummate a Sale of Oak Ridge (as hereafter defined), CIT hereby agrees to pay in cash to PREIT an amount equal to ninety percent (90%) of the Oak Ridge Net Proceeds of Sale (as hereafter defined) in excess of the Oak Ridge Investment (as hereafter defined). Any payment required to be made by CIT pursuant to the preceding sentence shall be made by wire transfer in immediately available funds to PREIT upon the effective date of the relevant Sale of Oak Ridge; provided, that if all or a portion of the proceeds from a Sale of Oak Ridge are paid to CIT on a deferred or contingent basis, then CIT agrees to pay to PREIT ninety percent (90%) of the Oak Ridge Net Proceeds of Sale in excess of the Oak Ridge Investment actually received as and when such proceeds are received.

                  3.2 Sale of Oak Ridge. For purposes of Section 3.1, a "Sale of Oak Ridge" shall be deemed to occur upon the sale, transfer or alienation of all or substantially all of the shares, business or assets acquired by CIT pursuant to the Oak Ridge Agreement (collectively, the "Oak Ridge Assets"), in one or more transactions, to one or more parties, whether by merger, purchase of stock or assets, tender offer, exchange offer or otherwise, or any combination of the foregoing. Notwithstanding the foregoing, a Sale of Oak Ridge shall not include a sale or transfer to an entity that is an Affiliate of CIT, so long as such transferee assumes CIT's obligations under this Article 3.



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                  3.3 Oak Ridge Net Proceeds of Sale. For purposes of Section
3.1, the "Oak Ridge Net Proceeds of Sale" of any Sale of Oak Ridge shall be equal to the aggregate value of all consideration received by CIT in connection with each transaction pursuant to which the Sale of Oak Ridge occurs, less all direct costs and expenses associated therewith, including but not limited to transfer taxes, brokerage fees and transaction costs. For purposes of this
Section 3.3, any non-monetary consideration shall be valued at its fair market value, as agreed by CIT and PREIT, or failing such agreement, as determined by an appraiser jointly designated by CIT, on the one hand, and PREIT, on the other hand.

                  3.4 Oak Ridge Investment. For purposes of Section 3.1, the "Oak Ridge Investment" shall be equal to (x) $11,412,372.96, plus (y) the aggregate amount of all additional investments in the Oak Ridge Mall with respect to capital improvements or which are reasonably necessary for the operation of the Oak Ridge Mall, plus (z) an eight percent (8%) per annum return, compounded annually, on the amounts set forth in (x) and (y) above; provided, however, that upon the request of PREIT at the time of a Sale of Oak Ridge, CIT shall provide to PREIT written notice of each additional investment in the Oak Ridge Mall describing such investment with reasonable specificity.

                                    ARTICLE 4

                    PAYMENT UPON RESALE OF PASQUERILLA PLAZA

                  4.1 Payment Obligation. In the event that, during the period beginning on the date hereof and ending on the third anniversary of the consummation of the Merger, unless this Agreement has terminated pursuant to
Article 6 hereof, CIT consummates a Sale of Pasquerilla Plaza (as hereafter defined), CIT hereby agrees to pay in cash to PREIT an amount equal to fifty percent (50%) of the Pasquerilla Plaza Net Proceeds of Sale (as hereafter defined) in excess of the Pasquerilla Plaza Investment (as hereafter defined). Any payment required to be made by CIT pursuant to the preceding sentence shall be made by wire transfer in immediately available funds to PREIT upon the effective date of the relevant Sale of Pasquerilla Plaza; provided, that if all or a portion of the proceeds from a Sale of Pasquerilla Plaza are paid to CIT on a deferred or contingent basis, then CIT agrees to pay to PREIT fifty percent (50%) of the Pasquerilla Plaza Net Proceeds of Sale in excess of the Pasquerilla Plaza Investment actually received as and when such proceeds are received.



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                  4.2 Sale of Pasquerilla Plaza. For purposes of Section 4.1, a
"Sale of Pasquerilla Plaza" shall be deemed to occur upon the sale, transfer or alienation of all or substantially all of the shares, business or assets acquired by CIT pursuant to the Exchange Agreement (collectively, the "Pasquerilla Plaza Assets"), in one or more transactions, to one or more parties, whether by merger, purchase of stock or assets, tender offer, exchange offer or otherwise, or any combination of the foregoing. Notwithstanding the foregoing, a Sale of Pasquerilla Plaza shall not include a sale or transfer to an entity that is an Affiliate of CIT, so long as such transferee assumes CIT's obligations under this Article 4.

                  4.3 Pasquerilla Plaza Net Proceeds of Sale. For purposes of
Section 4.1, the "Pasquerilla Plaza Net Proceeds of Sale" shall mean the aggregate value of all consideration received by CIT in connection with any Sale of Pasquerilla Plaza, less all direct costs and expenses associated therewith, including but not limited to, transfer taxes, brokerage fees and transaction costs. For purposes of this Section 4.3, any non-monetary consideration received in connection with any Sale of Pasquerilla Plaza shall be valued at its fair market value, as agreed by CIT and PREIT, or failing such agreement, as determined by an appraiser jointly designated by CIT and PREIT.

                  4.4 Pasquerilla Plaza Investment. For purposes of Section 4.1, the "Pasquerilla Plaza Investment" shall be equal to (x) the appraised value of Pasquerilla Plaza set forth in the Exchange Agreement, plus (y) the aggregate amount of all additional investments in the Pasquerilla Plaza with respect to capital improvements or which are reasonably necessary for the operation of the Pasquerilla Plaza, plus (z) an eight percent (8%) per annum return, compounded annually, on the amounts set forth in (x) and (y) above; provided, however, that upon the request of PREIT at the time of a Sale of Pasquerilla Plaza, CIT shall provide to PREIT written notice of each additional investment in Pasquerilla Plaza describing such investment with reasonable specificity.

                                    ARTICLE 5

                                    COVENANTS

                  5.1      Net Assets.

                           (a) Shareholder and each member of the Indemnifying
Group hereby agrees and covenants that during the Indemnity Period and thereafter for so long as a Claim for which notice has been given prior to the Indemnity Notice Date shall remain unresolved, no member of the Indemnifying Group shall, and Shareholder shall not cause any member of the Indemnifying Group to, transfer any assets, incur any liabilities or take any other actions that would cause the Net Assets of the Indemnifying Group on a consolidated basis at any time to be less than two hundred percent (200%) of the Indemnification Cap less any payments previously made by the Indemnifying Group to the PREIT Indemnified Persons pursuant to this Agreement.

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

                           (b) "Net Assets" shall mean, as of any date of
determination thereof, with respect to the Indemnifying Group, determined on a consolidated basis, the remainder of (i) the fair market value of its assets less (ii) all liabilities of the Indemnifying Group that are reflected on its balance sheet.

                  5.2      Reporting.

                           (a) Quarterly Financial Statements. The members of
the Indemnifying Group shall furnish to PREIT, as soon as available, but in any event within thirty (30) days after the close of each of the fiscal quarters of such members of the Indemnifying Group, the consolidated balance sheet of such members of the Indemnifying Group and their subsidiaries as at the end of such period and the related consolidated statements of income of such members of the Indemnifying Group and their subsidiaries for such period, and setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year, all of which shall be certified by the controller or principal financial officer of the Indemnifying Group, in his or her opinion, to present fairly, in accordance with generally accepted accounting principles and in all material respects, the consolidated financial position of such members of the Indemnifying Group and their subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

                           (b) Compliance Certificate. At the time the financial
statements are furnished pursuant to the immediately preceding subsection (a), the members of the Indemnifying Group shall furnish to PREIT a certificate by the controller or principal financial officer of the Indemnifying Group on behalf of the Indemnifying Group stating the combined Net Assets of the members of the Indemnifying Group on a consolidated basis at such time.

                                    ARTICLE 6

                                   TERMINATION

                  6.1 Termination. This Agreement shall become effective as of the Effective Date and shall be terminated automatically and without further action by any of the parties if and at such time as the Merger Agreement is terminated in accordance with Section 7.1 thereof.



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

                  6.2. Effect of Termination. In the event of termination of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become null and void and have no effect, without any liability or obligation on the part of the parties hereto; provided, however, that nothing contained herein shall affect the rights and obligations of Crown and PREIT under the Merger Agreement.

                                    ARTICLE 7

                               GENERAL PROVISIONS

                  7.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

                    (a) if to PREIT or PREIT Partnership, to:

                                 Pennsylvania Real Estate Investment Trust
                                 200 South Broad Street
                                 Philadelphia, PA 19102
                                 Attention:    Bruce Goldman, Executive Vice
                                               President and General Counsel
                                 Fax No.:  (215) 546-7311

                             with a copy (which shall not constitute notice) to:

                                 Hogan & Hartson L.L.P.
                                 555 Thirteenth Street, N.W.
                                 Washington, D.C.  20004-1109
                                 Attention:        J. Warren Gorrell, Jr.
                                                   Stuart A. Barr
                                 Fax No.:  (202) 637-5910

                             and

                                 Drinker Biddle & Reath LLP
                                 One Logan Square
                                 18th & Cherry Streets
                                 Philadelphia, PA 19103-6996
                                 Attention:        Howard A. Blum
                                 Facsimile:        (215) 988-2757



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

                    (b) if to CIT, CAIC, CDHC or Shareholder, to:

                                 Crown American Properties, L.P.
                                 Pasquerilla Plaza
                                 Johnstown, PA 15901
                                 Attention:        Chief Financial Officer
                                 Fax No.:  (814) 536-9525

                             with a copy (which shall not constitute notice) to:

                                 Reed Smith LLP
                                 435 Sixth Avenue
                                 Pittsburgh, PA 15219
                                 Attention: David L. DeNinno
                                 Fax No.:  (412) 288-3218

                             and

                                 Sullivan & Cromwell LLP
                                 125 Broad Street
                                 New York, NY 10004-2498
                                 Attention: Joseph C. Shenker
                                 Facsimile:   (212) 558-3588


         All notices shall be deemed given only when actually received.

                  7.2 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                  7.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

                  7.4 Binding Effect. Subject to any provisions hereof restricting assignment, all covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors, assigns, heirs, and personal representatives.

                  7.5 Integration; Amendment. This Agreement and the Merger Agreement constitute the entire agreement between the parties hereto with respect to the matters set forth herein and supersede and render of no force and effect all prior oral or written agreements, commitments and understandings among the parties with respect to the matters set forth herein. Except as otherwise expressly provided in this Agreement, no amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto.

                  7.6 Governing Law. This Agreement, the rights and obligations of the parties hereunder, and any claims or disputes thereto, shall be governed by and construed in accordance with the internal laws of the State of New York.

                  7.7 Assignment. None of the parties hereto may assign, in whole or in part, by operation of law or otherwise, any of his or its rights under this Agreement or attempt to have any other person or entity assume any of his or its obligations hereunder, except that PREIT and PREIT Partnership may assign any of their rights, interests and obligations under this Agreement to any Affiliate or to any successor person or entity to PREIT or PREIT Partnership in connection with a merger, consolidation, reorganization, business combination, sale of all or substantially all of PREIT's or PREIT Partnership's assets, or other similar corporate transaction to which PREIT and/or PREIT Partnership is a party.

                  7.8 Enforcement. Shareholder and each member of the Indemnifying Group acknowledge that certain of the obligations undertaken pursuant to this Agreement are unique, and that PREIT and PREIT Partnership will have no adequate remedy at law if Shareholder or any member of the Indemnifying Group fails to perform any of his or its obligations hereunder. Shareholder and each member of the Indemnifying Group therefore confirm that the right of PREIT and PREIT Partnership to specific performance of the terms of this Agreement is essential to protect the rights and interests of PREIT and PREIT Partnership. Accordingly, in addition to any other remedies that PREIT or PREIT Partnership may have at law or in equity, PREIT and PREIT Partnership shall have the right to have all obligations, covenants, agreements and other provisions of this Agreement specifically performed by Shareholder and each member of the Indemnifying Group, and each of PREIT and PREIT Partnership shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement by Shareholder or any of the members of the Indemnifying Group.

                  7.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  IN WITNESS WHEREOF, PREIT, PREIT Partnership, CIT, CAIC, CDHC, and Shareholder have signed this Agreement or caused this Agreement to be signed by their respective officers (or general partners) thereunto duly authorized all as of the date first written above.

                                     PENNSYLVANIA REAL ESTATE INVESTMENT TRUST



                                     By:    Bruce Goldman
                                            ------------------------------
                                            Name:  Bruce Goldman
                                            Title: Executive Vice President
                                                   and General Counsel


                                     PREIT ASSOCIATES, L.P.
                                     By:   Pennsylvania Real Estate
                                     Investment Trust, its general partner



                                     By:    Bruce Goldman
                                            ------------------------------
                                            Name:  Bruce Goldman
                                            Title: Executive Vice President
                                                   and General Counsel


                                     CROWN INVESTMENTS TRUST



                                     By:    Mark E. Pasquerilla
                                            ------------------------------
                                            Name: Mark E. Pasquerilla
                                            Title:   President


                                     CROWN AMERICAN INVESTMENT COMPANY



                                     By:    Mark E. Pasquerilla
                                            ------------------------------
                                            Name: Mark E. Pasquerilla
                                            Title:   Chief Executive Officer

                                     Mark E. Pasquerilla
                                     -----------------------
                                     MARK E. PASQUERILLA



                                     CROWN DELAWARE HOLDING COMPANY,
                                     as Guarantor



                                     By:    Mark E. Pasquerilla
                                            -----------------------------------
                                            Name: Mark E. Pasquerilla
                                            Title:   Chief Executive Officer